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                     July 14, 2023

       Eric Swider
       Chief Executive Officer
       Digital World Acquisition Corp.
       3109 Grand Ave #450
       Miami, FL 33133

                                                        Re: Digital World
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 23, 2023
                                                            File No. 001-40779

       Dear Eric Swider:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Sean Donahue